Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Southport Acquisition Corporation of our report dated May 13, 2024, relating to the consolidated financial statements of Angel Studios, Inc. and its subsidiaries as of December 31, 2023 and 2022 and for the years then ended, included in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Joint Proxy Statement/Prospectus.

/s/ Tanner LLC

Salt Lake City, Utah

February 14, 2025